EXHIBIT 10.101

                            PACIFIC SUMMIT SECURITIES
                             111 PACIFICA, SUITE 250
                            IRVINE, CALIFORNIA 92618
                                 (949) 727-2427
                               (949) 727-2428 FAX
                              WWW.PACIFICSUMMIT.COM


July 27, 2004



Dr. Bogdan Maglich
HiEnergy Technologies, Inc.
Chairman & Chief Scientist
1601B Alton Parkway
Irvine, CA 92606

Dear Dr. Maglich:

Paul and I thoroughly enjoyed our meeting with you and Greg yesterday and we are very impressed with the technology you have developed. Accordingly, I am pleased to present this engagement letter ("Agreement") whereby Pacific Summit Securities ("PSS" or the "Firm") will serve as the exclusive representative for HiEnergy Technologies, Inc. ("HIET" or the "Company"), in the raising of institutional capital (the "Financing") on a best efforts basis.

Accordingly, and subject to your approval via your countersignature below, our Agreement shall be as follows:

1. TERM. The term of this Agreement shall be until the Financing is completed, or until terminated by either party by giving ten days' written notice. Full compensation with regards to Success Fees outlined in this Agreement shall be paid if, within 18 months after termination, a Financing transaction is entered into with any party introduced by PSS during the term of this Agreement. The Company to approve and confirm parties introduced during this agreement.

2. BUSINESS INFORMATION. The Company shall furnish complete and accurate current and historical information and shall promptly notify PSS of any material changes in the business that may affect the transaction contemplated herein.

3. CASH SUCCESS FEES. PSS shall be paid a Cash Success Fee equal to 8% of the funds raised or committed at closing, or invested by such investor (including other parties introduced directly or indirectly by such investor) at any subsequent closing occurring within a 24 month period following the initial closing. Such fees shall be paid in cash out of the proceeds of the Financing(s) at the closing(s). This Fee shall also apply to Company stock purchased from third party affiliates pursuant to PSS introductions.

4. EQUITY FEE. PSS shall receive warrants to purchase Common Stock (the "Warrants") equal to 10% of the shares underlying the transaction. Such Warrants shall have an exercise price equal to the price paid by the Investors at closing, shall contain standard anti-dilution, net exercise and registration rights provisions, and shall have an exercise period of 4 years.

5.   RETAINERS. No retainer fees shall be charged.

6. EXPENSES. We do not anticipate incurring any expenses other than legal fees for Blue Sky review and pre-approved travel expenses. Accordingly, the Company agrees to reimburse PSS $5,000 at closing for non-accountable legal fees. Travel expenses will be approved and paid or reimbursed as incurred.

7. FINDER'S FEES. We are of the understanding that the Company is under no obligation to pay any finder's fees to third parties for this transaction. Please advise us in writing if that is not the case.

8. INDEMNITY. The Company agrees to indemnify PSS, its officers, directors, employees, agents and independent contractors, from any claim, controversy or damages, including reasonable attorney's fees, resulting from assertions from third parties and arising out of this Agreement, except to the extent attributable to the gross negligence or willful malfeasance of PSS.

9. GOVERNING LAW. This Agreement shall be interpreted under, and governed by, the laws of the State of California.

10. ARBITRATION. Any disputes arising pursuant to this Agreement shall be settled by binding arbitration according to the rules of the American Arbitration Association.

11. ENTIRE AGREEMENT. This is the entire Agreement between the parties pertaining to the subject matter and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed to in writing by both parties.

12. RIGHT OF REFUSAL. The Company shall retain the sole and absolute right to accept or reject any offers received pursuant to this Agreement.

Dr. Maglich, if the above states with sufficient detail and accuracy the essential terms of our Agreement, please countersign below and we will begin the process immediately. The Pacific Summit team and I very much look forward to working with you, your management team, and your professional advisors on this transaction.


Sincerely,


/s/
--------------------------
James L. Watts
President & CEO


Accepted and Agreed to this 27th day of July, 2004:
HiEnergy Technologies, Inc. by


           /s/
-----------------------------------
Bogdan Maglich, Chairman & CEO